April 9 , 2010

The Trustees of
Professionally Managed Portfolios
615 East Michigan Street
Milwaukee, WI   53202

Re:  Brown Advisory Funds

Ladies and Gentlemen:

You have requested our opinion, as your special Massachusetts counsel, as to certain matters of Massachusetts law relating to the organization and shares of Professionally Managed Portfolios, a trust with transferable shares (the “Trust”) established under Massachusetts law pursuant to an Amended and Restated Declaration of Trust dated June 13, 2005, as amended to date (the “Declaration”).  We understand that our opinion is requested in connection with the filing by the Trust with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 375 to its Registration Statement under the Securities Act of 1933, as amended, Registration No. 033-12213 and of Post-Effective Amendment No. 376 to its Registration Statement under the Investment Company Act of 1940, as amended, Registration No. 811-05037 (the “Amendment”), relating to the shares of beneficial interest, without par value (the “Shares”), of the Brown Advisory Funds of the Trust listed in Schedule A attached hereto.

For purposes of rendering the opinions stated herein, we have examined and are familiar with the Declaration, and we have reviewed the forms of the prospectus (the “Prospectus”) and statement of additional information (the “SAI”) contained in the Amendment, records of the actions taken by yourselves as the Trustees of the Trust to authorize the issuance and sale of the Shares, the By-laws of the Trust, as currently in effect, certificates of officers of the Trust and of public officials as to matters of fact relevant to such opinions, and such other documents and instruments, certified or otherwise identified to our satisfaction, and such questions of law and fact, as we have considered necessary or appropriate for purposes of giving such opinions.  We call to your attention that, in doing so, we have assumed the genuineness of the signatures on, and the authenticity of, all documents furnished to us, and the conformity to the originals of documents submitted to us as copies, which we have not independently verified.

Our opinion in paragraph 1 below with respect to the valid existence of the Trust in Massachusetts is based solely on a certificate to such effect issued by the Secretary of State of Massachusetts.

Based upon and subject to the foregoing, we hereby advise you that, in our opinion, under the laws of Massachusetts:

1.	The Trust is validly existing as a trust with transferable shares of the type commonly called a Massachusetts business trust.

The Trustees of
Professionally Managed Portfolios	April 9, 2010

2.
The Trust is authorized to issue an unlimited number of shares of beneficial interest; the Shares have been duly and validly authorized by all requisite action of the Trustees of the Trust, and no action by the shareholders of the Trust is required in such connection.

3.	The Shares, when duly sold, issued and paid for as contemplated by the Prospectus and the SAI, will be validly and legally issued, fully paid and nonassessable by the Trust.

With respect to the opinion expressed in paragraph 3 above, we wish to point out that the shareholders of a Massachusetts business trust may under some circumstances be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for the purpose.

This letter expresses our opinions as to the provisions of the Declaration and the laws of Massachusetts applying to business trusts generally, but does not extend to the Massachusetts Securities Act, or to federal securities or other laws.

This opinion is limited to the present laws of The Commonwealth of Massachusetts (as such laws are applied by courts located in Massachusetts) and to the present judicial interpretations thereof and to the facts as they presently exist.  We express no opinion with respect to, or as to the effect of the laws of, any other jurisdiction.

All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.

This opinion letter should be interpreted in accordance with the Legal Opinion Principles of the Committee on Legal Opinions of the American Bar Association’s Section of Business Law, as published in 57 Business Lawyer 882-884 (February 2002).

This opinion is solely for the benefit of the Trust and its shareholders and may not be otherwise quoted or relied upon by any person or entity without our prior express written consent.

We consent to your filing this letter with the SEC as an exhibit to the Amendment, but we do not thereby concede that we come within the class of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

SULLIVAN & WORCESTER LLP

Schedule A

Brown Advisory Growth Equity Fund
Brown Advisory Value Equity Fund
Brown Advisory Flexible Value Fund
Brown Advisory Small-Cap Growth Fund
Brown Cardinal Small Companies Fund
Brown Advisory Small-Cap Fundamental Value Fund
Brown Advisory Opportunity Fund
Brown Advisory Core International Fund
Brown Advisory Maryland Bond Fund
Brown Advisory Intermediate Income Fund